UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      November 8, 2004

GenCorp Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-01520	34-0244000

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Highway 50 and Aerojet Road, Rancho Cordova, California	95670

(Address of principal executive offices)	(Zip Code)

  Registrant’s telephone number, including area code

916-355-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01. Entry into a Material Definitive Agreement

     Effective November 5, 2004, GenCorp Inc. (“GenCorp”) and the lenders party to GenCorp’s Amended and Restated Credit Agreement, dated as of October 2, 2002, as amended (the “Credit Agreement”), entered into Amendment No. 7 to the Credit Agreement (“Amendment No. 7”). Amendment No. 7 allows GenCorp to sell certain convertible subordinated notes due in 2024 and to issue certain of its common stock in a public offering.

     Amendment No. 7 also provides that the net offering proceeds of the convertible subordinated notes offering shall be received by the Company and shall be applied on or before the tenth (10) business day following the receipt thereof by the Company, to repay, in whole or in part, existing subordinated notes plus any costs, expenses and premium associated therewith.

     Amendment No. 7 also provides that the net offering proceeds of such capital stock offering (the “Equity Retained Amount”) shall be deposited into a designated account of the Company at an office of one of the lenders and shall be pledged to the term lenders and held as cash collateral on behalf of the term lenders. On or prior to March 1, 2005, GenCorp shall be required to obtain lender approval for the use of the Equity Retained Amount (except that no such approval shall be required (i) to the extent the Company shall use all or any portion of such amount to prepay, on a pro rata basis the term loans, or (ii) if such term loans have been repaid in full).

     Some of the lenders or their respective affiliates from time to time have provided in the past and may provide in the future investment banking, commercial lending and financial advisory services to us and our affiliates in the ordinary course of business. In particular, The Bank of New York is the trustee under the indentures governing our outstanding 5 3/4% Convertible Subordinated Notes, 9 1/2% Senior Subordinated Notes and 4% Contingent Convertible Subordinated Notes.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits
	10.1	Amendment No. 7 to Amended and Restated Credit Agreement, Consent and Waiver

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GENCORP INC.
By:	/s/ Mark A. Whitney
	Name:	Mark A. Whitney
	Title:	Vice President, Law; Deputy General Counsel and Assistant Secretary

Dated: November 8, 2004

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